Exhibit 99.(15)(ff)

PCJ Investment Counsel Ltd.

STANDARDS OF PERSONAL CONDUCT

Approved

February 2016

PCJ Standards of Personal Conduct

I.                INTRODUCTION

1.1       Application

The standards of conduct set out in this policy apply to all investment personnel of PCJ (the “Personnel”), including the spouse, children, significant others or other family members for which Personnel derive a direct or indirect pecuniary interest.

1.2       Purpose

PCJ rules relating to personal investing are designed to prevent potential conflicts of interest and the appearance of conflicts of interest with respect to Personnel’s personal transactions. These standards require that Personnel conduct their investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest.

1.3       Requirements

Personnel are required to place their fiduciary obligation to PCJ clients first in all dealings and not benefit from positions that PCJ clients occupy in the marketplace.

1.4       Duties

Personnel have a duty to put the interests of PCJ clients and the integrity of PCJ over and above their own self interests. They must conduct their investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest or circumstance that may adversely affect their judgment.

1.5       Rationale

The long-term success of PCJ and its excellent reputation depend on public and client confidence that Personnel are adhering to the highest possible ethical and professional standards.

1.6       Corporate Investments

PCJ buys short-term investments, usually T-Bills and CDs. These are never traded with a client’s account. The company does not purchase any securities that would put it in non-compliance with conflict of interest rules.

II.           PERSONAL INVESTING

This policy is subject to ongoing review and modification to ensure that it suits the regulatory and business developments affecting the company. The Compliance Officer and the Compliance Administrator are responsible for monitoring on-going compliance with this policy and will report any violations to the Board of Directors.

2.1       Applicability

Restrictions in this Section apply to:

(i)	Accounts registered in your name;
(ii)	Accounts for which you are able to, directly or indirectly, exercise investment or voting control;
(iii)	Accounts in which you have a beneficial interest.

You have a beneficial interest in an account if you are in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangement) or you have the ability to gain ownership, either immediately or at some future time.

You are considered to have a beneficial interest in accounts:

(i)	Registered in your name;
(ii)	Held by your spouse (or equivalent) or other family member living in the same household;
(iii)	Held by a corporation, partnership or other entity controlled by you;
(iv)

Held in trust for you or those listed above, unless (i) the trustee is someone other than those listed above and (ii) you are not able to, directly or indirectly, exercise investment or voting control over the account; and

(v)	Held by an investment club, of which you, or those listed above, are a member

2.2       Confidentiality Agreement

All employees are required to sign a confidentiality agreement, to be kept in their personnel file (see Section 2.9), in which they agree not to disclose any confidential or proprietary investment related information to outside parties, other than in the normal course of their duties for the firm.

2.3       Pre-clearance Procedures for Personal Trades

Pre-clearance procedures requiring approval are designed to identify and avoid potential conflicts. Prior approval of the trade must be obtained by entering an online pre-clearance request in the SunGard Personal Trading Assistant (PTA) prior to the execution of personal trades.

On a quarterly basis, the Chief Compliance Officer of PCJ reviews all personal trades to ensure full compliance. If any potential conflicts arise, the PCJ Chief Compliance Officer will notify the chairperson of the board.

For the quarterly board of directors meeting,the PCJ Chief Compliance Officer submits in writing a personal trading report that recognizes full compliance or highlights potential conflicts. Included with this is a personal trading summary that states applicable PCJ activity preceding and following any personal activity.

The governing principle for the authorization in such situations is to ensure that any resulting trades do not:

•                  Create any actual, potential, or perceived conflicts with the best interests of PCJ’s clients

•                  Provide a benefit to PCJ personnel from any imminent PCJ trading

Prior approval is required before trading in all securities except:

•                  Non-Canadian listed securities

•                  Mutual funds

•                  Bonds or fixed Income securities

•                  Commodities

•                  Options, futures, or other derivatives on any broad based market indices

•                  Exchange Traded Funds, Hedge Funds or Index Participation Units

Pre-clearance requests for securities within the S&P500 will be automatically granted in PTA.

Approval will not be given if the proposed trade:

•                  Is being contemplated for PCJ portfolio activity

•                  Is a security for which there is an unfilled order outstanding within PCJ’s managed accounts

•                  Entails the PCJ investment managers having undisclosed material information;

Approval for trades shall be valid for the current trading day only.

Once a PCJ trade has been fully executed, all personal trade requests must wait 2 calendar days.

Trade authorization forms will provide sufficient details to identify the rationale behind the trade and why the proposed transaction is not in conflict with PCJ clients (i.e. explaining that PCJ equity portfolio have full weightings at current prices).

Externally managed accounts do not require pre-approval.

2.4       Ban on Participation in Equity IPOs

Personnel are prohibited from participation in an initial public offering (“IPO”) of equity or equity-related securities or any secondary issues of any public issuer. This restriction is designed to circumvent any perceived or potential conflicts of interest or appearances of appropriating an attractive investment opportunity from clients for personal gain or any appearance that the investment opportunity is bestowed as an incentive to make future investment decisions for the benefit of the party making the opportunity available.

2.5       Ban on Participation in Private Placements

Personnel are prohibited from participation in private placements of any public issuer. Personnel should not be involved in private placement transactions to avoid the appearance or any perception that they might be favors or gifts designed to influence future judgment or to reward past business deals.

2.6       Restricted Securities

Restricted securities include:

(i)	Any securities of companies forming part of the PCJ portfolio of investments, as noted in Section 2.3;
(ii)	Securities of any Reporting Issuer that PCJ investment managers have determined should be purchased by PCJ managed accounts;
(iii)	Securities of any company for which PCJ investment managers have undisclosed inside information.

Upon commencement of employment, personnel are to provide the Compliance Officer with a complete list of the securities for all of their accounts covered by this Policy, including the name of securities and the number of shares held. If new personnel, their spouse (or equivalent), or other family member living in the same household have a beneficial interest in any restricted securities, those securities will be subject to the restrictions of this policy if not traded within three months of the commencement of employment. In that three-month period, pre-clearance will still be required.

2.7       Pre-clearance Procedures

Pre-clearance procedures require the approval of the Chief Compliance Officer and are designed to identify possible conflicts. Personal trades will only be approved if the Chief Compliance Officer is satisfied that they will not conflict with the best interests of our clients and have not been offered to you because of your position in PCJ.

Approval of all personal tradesmust be obtained via the online Personal Trading Assistant (PTA), prior to their execution, with the following exceptions:

1.                                      The following securities are exempt from the pre-clearance procedures:

(i)	open-end mutual funds or closed-end Exchange Traded Funds; (ii) securities issued by the Government of Canada; or the government of any province in Canada;

(iii)	securities issued by the Government of the United States, or the government of any state in the United States;

(iv)

options, futures or other derivatives on any broadly based market indices approved by the Chief Compliance Officer. (however, the use of derivatives to evade the restrictions imposed by this Policy is prohibited);

(v)	physical commodities or securities relating to those commodities.

2.                                      Personal trades by the spouse (or equivalent), or other family member living in the same household, if that person is employed in the investment industry.

This exception recognizes the practical limitations implicit in situations where individuals may be arranging personal trades in the regular course of their business. Any situations like this must be reported to the Chief Compliance Officer and documented. While pre-clearance of such trades by

PCJ’s Chief Compliance Officer is not practicable, Personnel are reminded that the Reporting Requirements in Section III are applicable for these trades, as are all the other requirements of the Personal Investing policy.

Approval for trades shall be valid for the calendar day on which the pre-clearance request is approved in PTA.

2.8       Insider Trading Prohibited

2.8.1           Overview

PCJ is prohibited from undertaking a purchase or sale in a security of any issuer, on the basis of non-public information that is a material change regarding a reporting issuer.

A “material change” generally is any information that would reasonably be expected to have a significant effect on the market price of the securities of the reporting issuer. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplies. Either positive or negative information may be material.

Directors, officers and employees of reporting issuers may not pass material, non-public information on to others. If a director, officer or employee of PCJ becomes aware of material, non-public information, such individual is bound by securities laws to neither disclose the information nor to act on it. Penalties apply, whether or not any benefit is derived from another’s actions. The same restrictions apply to family members and others living in the same household.

Violations of this policy may subject those involved to disciplinary action, as well as severe civil or criminal penalties.

2.8.2           Procedures

In the event a director, officer or employee becomes aware of non-public material change about any security or issuer, that information is to be reported as soon as possible to the CCO.

The CCO will issue a notice to the PCJ team to cease trading in the security.

The CCO will meet with the PCJ team to determine a course of action while the company is in possession of material, non-public information. Restrictions on trading the security or issuer will depend upon a variety of factors including:

a.                                      the nature of the material change;

b.                                      the reason for trading (i.e. client cash flow requirements or trades necessary to remain compliant with client constraints).

Once any follow-up restrictions have been determined, the CCO will provide a timeline to the PCJ team with respect to restrictions on trading activity and the timing of resumption of trading. The CCO will monitor trading during any restricted trading periods.

Compliance will maintain a list of restricted issuers or securities where PCJ has information of a non-public material change.

2.8.3           Controls and Compliance Monitoring

The compliance monitoring program includes a review by Compliance of issuers or securities on the restricted list to ensure that trading restrictions are adhered to, either for client’s accounts or for staff personal accounts, at the time the issuer or security is added to the list. Members of the PCJ team are required to confirm annually that they understand the provisions of the insider trading policy.

2.9       Personal Trading Policy Confidentiality Agreement

(This certification is required of all personnel at the commencement of their employment and in modified form on an annual basis, to confirm compliance with the Personal Investing policy during the year then ended.)

I confirm that I have read and understand PCJ’s Standards of Personal Conduct, which incorporate the above Personal Investing policy, as well as the policy below on Reporting Requirements, Sections III, and will comply with the established policies. I also confirm that I have read and understand Section IV, Breach of Personal Investing and Reporting Policy. In keeping with these policies, I will not disclose any confidential or proprietary investment related information to outside parties, other than in the normal course of my duties for the firm.

Name	Date

Signature

III.      REPORTING REQUIREMENTS

3.1       Duplicate Statements and Trade Confirmations

All personnel who have trades subject to the Personal Investing Policy must instruct their dealer or broker to provide PCJ with duplicate copies of all statements and trade confirmations for all accounts covered by the policy, on a timely basis. The copies should be sent directly to PCJ, to the attention of the Chief Compliance Officer.

3.2       Quarterly Personal Trading Reports

All personal trading (other than the exceptions noted in Section 2.7 (1) (i) to (v) shall be reported to the PCJ Chief Compliance Officer in a timely manner and in any event, a report should be completed within 10 days of the end of each quarter of each calendar year.

3.3       Personal Conduct Statement by Investment Professionals

On an annual basis, all employees are required to complete an online Personal Conduct Statement in PTA for the previous year.

3.4       Annual Report of Securities Holdings (SEC requirement)

As required for CCLIM’s SEC registration, directors, officers, staff and partners are required to provide a list of “reportable securities” annually, reporting to coincide with investment professional personal conduct statements. The holdings list can exclude the following:

a.                                      Direct obligations of the Government of the United States;

b.                                      Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.                                       Shares issued by money market funds;

d.                                      Shares issued by open-end funds other than reportable funds; and

e.                                       Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

Employees are required to provide the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which employees have any direct or indirect beneficial ownership. Also required is the name of any broker, dealer or bank with which employees maintain an account in which any securities are held for the employees’ direct or indirect benefit.

3.5       Additional Disclosure Requirements

a.                                      Ownership in equity securities (shares) in private companies that become Reporting Issuers must be disclosed in private companies that become Reporting Issuers must be disclosed in writing to the Chief Compliance Officer immediately upon that company “going public”.

b.                                      Personnel shall disclose to the Chief Compliance Officer all matters, including beneficial ownership of securities or other investments, that reasonable could be expected to interfere with their duty to PCJ and its clients or with their ability to make unbiased and objective decisions or recommendations.

Subject to the provisions of Section 5.2, Personnel shall disclose to the Chief Compliance Officer in writing all monetary compensation including, but not limited to, Director’s fees or other benefits that they receive for their services that are in addition to compensation or benefits conferred by PCJ.

IV.       PERSONAL BENEFITS

4.1       Gifts

In general, personnel should not accept any gift or gratuity of more than minimal value from anyone doing business with PCJ or any of the affiliates or associates of PCJ. This standard does not preclude customary, ordinary, business-related entertainment. In keeping with the duty of loyalty to clients, this restriction preserves independence and objectivity when making decisions that affect their investment portfolio. Specific guidelines are as follows:

a.                                      Personal gifts are discouraged and may not be accepted if an individual gift or a series of gifts over the course of a year exceed C$100 in value.

b.                                      Entertainment, including business meals, should not be repetitive or extravagant. To the extent the market value of entertainment is expected to exceed C$250, the employee should seek permission from a director of the firm. In certain cases, the employee will be required to make some form of reimbursement to the hosting company.

c.                                       Tickets to events are only considered “entertainment” if a representative from the hosting firm accompanies the PCJ employee. Otherwise, the ticket is considered a gift and is subject to the dollar limit on gifts. As a general matter, tickets given as “gifts” are discouraged.

Employees are required to report all entertainment they have been a party to, which is paid for by anyone doing business with PCJ or any of the affiliates of PCJ.

4.2       Duties to Employer

Personnel shall not undertake independent practice or outside employment which could result in compensation or other benefit in competition with PCJ unless written consent is obtained from the Board of Directors of PCJ.

V.            BREACH OF PERSONAL INVESTING AND REPORTING POLICY

Personnel must report to the Chief Compliance Officer any violations of the Policy which come to their attention. If personnel breach any of the provisions of the Policy, knowingly or unknowingly, they may be issued a written warning, have their employment responsibilities revised, be required to forfeit any related trading profits, be suspended or be terminated. They may face additional consequences under securities laws.

VI.       RELATIONSHIPS WITH OTHERS

6.1       Service of Directors

Personnel are not allowed to serve as directors of Reporting Issuers without prior approval of the Board of Directors of PCJ and subsequent disclosure to clients of PCJ.

6.2       Preservation of Confidentiality

Personnel shall preserve the confidentiality of information communicated by PCJ clients concerning matters within the scope of the confidential relationship, unless he/she receives information concerning illegal activities on the part of the client.

6.3       Maintenance of Independence and Objectivity

Personnel, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

6.4       Fiduciary Duties

Personnel should always strive to act honestly, fairly and in the best interests of PCJ and its clients.

6.5       Misconduct

Personnel shall not commit any act that materially reflects adversely on a person’s honesty, trustworthiness, or fitness for registration under the applicable securities regulation.

6.6       Dismissal

Non-compliance with this policy shall be considered cause for dismissal.

VII.  DISSEMINATION OF POLICY

7.1       New Employees

This policy shall form part of the material given by PCJ to all Personnel joining the company.

7.2       Amendments

Any and all amendments or revisions to this policy will be highlighted and provided forthwith to all Personnel.

7.3       Clients of PCJ

A copy of this policy will be provided by PCJ to any of its clients on a confidential basis, upon request.

VIII POLITICAL CONTRIBUTIONS POLICY

8.2       Background

PCJ understands that a Supervised Person may decide to engage in political and similar endeavors, including by making political contributions, and PCJ supports each individual’s right to do so.

There are, however, certain United States federal, state, local and foreign laws, rules, regulations, policies and best practices that apply to the giving of gifts and the making of political contributions to (and the solicitation of the same on behalf of) governmental and/or political officials (the “Applicable Rules”), including, but not limited to:

a.                                      Limits on contributions to any particular political candidate and criteria for eligible contributors;

b.                                      Limits on political contributions by investment advisers (and their employees) that have (or are seeking) or may in the future have (or seek) investment advisory contracts with a given state or local municipality (and a “contract” for this purpose could include, for example, a subscription agreement from a state pension plan with a fund advised by the adviser);

c.                                       Governmental agencies’ internal policies and procedures applicable to government officials receiving contributions, gifts or entertainment; and

d.                                      SEC rules limiting an adviser’s ability to receive compensation directly or indirectly from government pension plans (e.g., management fees received in respect of a plan’s fund subscription), if those plans are controlled or influenced by public officials that have received political contributions from the adviser’s employees.

8.2       Purpose

The purpose of this Political Contributions Policy (this “Policy”) is to set forth clearly the internal principles established by PCJ regarding political contributions within the United States. This Policy is applicable to each Supervised Person. PCJ’s objectives are (1) to comply with Rule 206(4)-5 (and avoid political contributions that could result in any restrictions or limitations on PCJ’s ability to solicit public pension plans) and other applicable provisions of the Investment Advisers Act of 1940, as amended, (2) to comply with the other Applicable Rules and (3) to promote transparent and fair dealings with all of the investors in its funds and other clients, and specifically with public pension funds, and to avoid even the appearance of impropriety in connection with political contributions.

8.3       Definitions

For purposes of this Policy:

a.                                      “Contribution” means any Payment made for: (i) the purpose of influencing any election for federal, state or local office in the United States; (ii) payment of debt incurred in connection with any such election; or (iii) payment of transition or inaugural expenses of the successful candidate for state or local office in the United States.

b.                                      “Government Entity” means any state of the United States or political subdivision of such a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

c.                                       “Immediate Family” means a person related by blood or marriage (including a domestic partner) who resides in the same household. A person adopted into a family is considered a relative on the same basis as a natural born family member.

d.                                      “Official” means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity.

e.                                       “Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value (i.e., provision of services whether paid or volunteer).

8.4       Policy

No Supervised Person (including members of his or her Immediate Family and any political action committee that he or she controls, whether or not any such person is a U.S. person) shall:

a.                                      make a Contribution to an Official of a Government Entity in excess of $350 per Official per election (or $150 per Official per election if, at the time of the Contribution, the Supervised Person is not entitled to vote in such election);

b.                                      make a Contribution to an Official of a Government Entity if the CCO or another member of the Compliance Team has informed the Supervised Person or if such Supervised Person otherwise has any reason to believe that such Contribution would violate this Policy or the Applicable Rules;

c.                                       make any Payment to a political action committee, political party or any other person if such Supervised Person has any reason to believe such Payment recipient will use it to make a Contribution or Payment that would be impermissible under this policy if made directly by such Supervised Person, and the Supervised Person must inquire with the Payment recipient about the recipient’s intended use of such Payment before making such Payment);

d.                                      coordinate, or solicit any person or political action committee to make, any (x) Contribution to an Official of a Government Entity or (y) Payment to a political party of a state or locality; or

e.                                       Use PCJ’s name, systems (e.g., e-mail and voicemail), facilities or property in connection with any of the activities described above.

Political contributions may be made to, and coordination and/or solicitation of persons and/or political action committees to make such contributions may be conducted for, candidates for U.S. federal offices (e.g., President, House of Representatives and Senate) and political parties’ national committees, provided that (i) the recipients or beneficiaries of such contributions or activities do not currently hold elected positions at the state or local levels in the United States, and (ii) such contributions or activities are in compliance with applicable election laws.

In general, PCJ does not make Payments regulated by this Policy (and none are expected); however, any such Payment, if made, will comply with the Applicable Rules and is subject to pre-approval by the CCO.

Reporting. Supervised Persons must promptly notify the CCO, in writing, of any Contribution to an Official of a Government Entity and provide any other information requested by the CCO or another member of the Compliance Team. In connection with any individual becoming a Supervised Person, the CCO will collect information from such individual, and such individual will provide the information requested, in each case to the extent necessary to allow PCJ to comply with the Applicable Rules.

Monitoring. The CCO will monitor this Policy and maintain records of all Contributions reported to the CCO. Any Supervised Person aware of any violation of this Policy by himself or herself or by any other Supervised Person shall contact the CCO. In addition, any member of the Compliance Team may request information about any gift, entertainment or event, which Supervised Persons shall promptly provide. Supervised Persons who violate this Policy may be subject to sanctions, including, but not limited to, suspension, fine or dismissal.

Supervised Persons should also refer to PCJ’s Gifts and Entertainment Policy for additional policies and procedures applicable to the making or giving of any gifts or entertainment.

This Political Contributions Policy was last updated as of February 2016.